EXHIBIT 99.7

PURCHASES BY FOSUN INDUSTRIAL OF SHARES OF COMMON STOCK OF

CHINDEX INTERNATIONAL, INC. SINCE THE FILING OF AMENDMENT NO. 2

TO THE ORIGINAL 13D

Trade Date	Number of Shares	Average Price Per Share (excluding commissions) (US$)
2010-7-30	129,846	13.934
2010-8-2	124,000	14.3142